UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2011

FUSIONTECH, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53837	26-1250093
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 26 Gaoneng Street, High Tech Zone, Dalian, Liaoning Province, China	116025
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 0411-84799486

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation of an Obligation under an Off-Balance Sheet Arrangement.

On March 21, 2011, FusionTech, Inc. (the “Company”) executed several notes (the “Notes”) in connection with the closing of the second tranche of a private placement with accredited investors totaling an aggregate principal amount of $3,600,000.  The Notes issued in the second tranche, in the aggregate principal amount of $1,836,000, became due and payable in full on September 19, 2011.  The first tranche of Notes, which were issued on March 9, 2011 in a principal amount of $1,100,000 became due and payable in full on September 6, 2011 and the third tranche of Notes which were issued on March 28, 2011 in a principal amount of $664,000 are due and payable on September 26, 2011.  The Notes bear interest at the rate of 8% per annum with interest and principal payable on the first to occur of certain events, including 180 days from the issuance of the Notes.

As of September 19, 2011, the Company failed to pay the principal and interest due and payable on the Notes issued in the second tranche.  As a result, the Company is in default under the Notes issued on March 21, 2011 (an “Event of Default”).  The aggregate amount (principal and interest) then due and owing was $1,909,238.79.

On September 12, 2011, the Company filed a Current Report on Form 8-K reporting that the first tranche of Notes, which were issued on March 9, 2011 in a principal amount of $1,100,000 became due and payable in full on September 6, 2011, were then in default.  The Notes issued in the first tranche remain in default.  As of the date of this default, interest began to accrue at an increased rate of 13% per annum.  As of September 19, 2011, the aggregate amount (principal and interest) then due and owing under the first tranche was $1,148,731.51. The total aggregate amount (principal and interest) due and owing under both tranches in default was $3,057,970.30 as of September 19, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSIONTECH, INC.
(Registrant)
Date:	September 22, 2011	By:	/s/ Lixin Wang
		Name:	Lixin Wang
		Title:	Chief Executive Officer